Exhibit 99.1

GOLDEN ENTERTAINMENT ENTERS INTO DEFINITIVE AGREEMENTS TO SELL ROCKY GAP CASINO RESORT FOR $260 MILLION

LAS VEGAS, August 25, 2022 — Golden Entertainment, Inc. (NASDAQ: GDEN) (“Golden” or the “Company”) announced today that it entered into definitive agreements to sell Rocky Gap Casino Resort (“Rocky Gap”) for aggregate cash consideration of $260 million. Pursuant to the terms of the agreements, Century Casinos, Inc. (NASDAQ: CNTY) will acquire the operations of Rocky Gap for $56.1 million, subject to customary working capital adjustments, and VICI Properties Inc. (NYSE: VICI) will acquire an interest in the land and buildings associated with Rocky Gap for $203.9 million.
The aggregate cash consideration represents a multiple of approximately 10x Adjusted Property EBITDA for the trailing twelve-month period ended June 30, 2022. The transaction is expected to close in mid-2023, subject to customary regulatory approvals and closing conditions.
Blake Sartini, Chairman and Chief Executive Officer of Golden Entertainment, commented, “Rocky Gap is a truly unique destination resort and I want to thank all of our team members who work hard to consistently deliver a premier gaming and entertainment experience to our guests. Since Golden began operating Rocky Gap seven years ago, we have invested our resources to enhance the property’s amenities and our contributions to the State of Maryland. We are confident that Century Casinos will be a terrific operator of Rocky Gap and strong partner to the community going forward. Strategically, this transaction will enable Golden to focus on the continued success of our operations in core markets. The sale price represents an attractive, premium multiple relative to our current valuation and will provide additional financial flexibility for us to create shareholder value.”
Macquarie Capital is acting as exclusive financial advisor and Latham & Watkins is acting as legal counsel to Golden in connection with the transaction.
About Golden
Golden Entertainment owns and operates a diversified entertainment platform, consisting of a portfolio of gaming and hospitality assets that focus on casino and distributed gaming operations (including gaming in the Company’s branded taverns). Golden Entertainment operates over 17,000 slots, 100 table games, and 6,200 hotel rooms. Golden Entertainment owns ten casinos – nine in Southern Nevada and one in Maryland. Through its distributed gaming business in Nevada and Montana, Golden Entertainment operates video gaming devices at approximately 1,100 locations and owns more than 60 traditional taverns in Nevada. Golden Entertainment is also licensed in Illinois and Pennsylvania to operate video gaming terminals. For more information, visit www.goldenent.com.

Forward-Looking Statements
This press release contains forward-looking statements regarding future events and the Company’s future results that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements can generally be identified by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “potential,” “seek,” “should,” “think,” “will,” “would” and similar expressions, or they may use future dates. In addition, forward-looking statements in this press release include, without limitation: statements regarding: the Rocky Gap transactions, including the anticipated timing of closing of the transaction and satisfaction of regulatory and other conditions; the Company’s strategies, objectives and business opportunities; anticipated future growth and trends in the Company’s business or key markets; and other characterizations of future events or circumstances as well as other statements that are not statements of historical fact. Forward-looking statements are based on the Company’s current expectations and assumptions regarding its business, the economy and other future conditions. These forward-looking statements are subject to assumptions, risks and uncertainties that may change at any time, and readers are therefore cautioned that actual results could differ materially from those expressed in any forward-looking statements. Factors that could cause the actual results to differ materially include: risks and uncertainties related to the Rocky Gap transactions, including the failure to obtain, or delays in obtaining, required regulatory approvals or clearances; the failure to satisfy any of the closing conditions to the Rocky Gap transactions on a timely basis or at all; changes in national, regional and local economic and market conditions; legislative and regulatory matters (including the cost of compliance or failure to comply with applicable laws and regulations); increases in gaming taxes and fees in the jurisdictions in which the Company operates; litigation; increased competition; the Company’s ability to renew its distributed gaming contracts; reliance on key personnel (including our Chief Executive Officer, President and Chief Financial Officer, and Chief Operating Officer); the level of the Company’s indebtedness and its ability to comply with covenants in its debt instruments; terrorist incidents; natural disasters; severe weather conditions (including weather or road conditions that limit access to the Company’s properties); the effects of environmental and structural building conditions; the effects of disruptions to the Company’s information technology and other systems and infrastructure; factors affecting the gaming, entertainment and hospitality industries generally; and other risks and uncertainties discussed in the Company’s filings with the SEC, including the “Risk Factors” sections of the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to update any forward-looking statements as a result of new information, future developments or otherwise. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.

Contacts
Golden Entertainment, Inc.	Investor Relations
Charles H. Protell	Richard Land
President and Chief Financial Officer	JCIR
(702) 893-7777	(212) 835-8500 or gden@jcir.com
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